Tanger Factory Outlet Centers, Inc.

News Release

For Release: IMMEDIATE RELEASE
Contact:    Frank C. Marchisello, Jr.
                         (336) 834-6834

TANGER REPORTS THIRD QUARTER 2009 RESULTS
Adjusted Funds From Operations Increase 4.5%

Greensboro, NC, October 27, 2009, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported funds from operations available to common shareholders (“FFO”), a widely accepted measure of REIT performance, for the three months ended September 30, 2009 was $0.54 per share, or $24.0 million, as compared to FFO of $0.67 per share, or $25.4 million, for the three months ended September 30, 2008.  For the nine months ended September 30, 2009, FFO was $81.2 million, or $1.99 per share, as compared to FFO of $61.6 million, or $1.63 per share, for the nine months ended September 30, 2008.

FFO for all periods shown was impacted by a number of non-recurring charges as described in the summary below ($’s in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
FFO as reported	$ 23,983	$ 25,442	$ 81,174	$ 61,620
As adjusted for:
US Treasury lock settlements	---	---	---	8,910
Prepayment premium	---	---	---	406
Impairment charge	---	---	5,200	---
Gain on early extinguishment of debt	---	---	(10,467)	---
Executive severance	10,296	---	10,296	---
Gain on sale of outparcel	(3,292)	---	(3,292)	---
Impact of above adjustments to the allocation
of earnings to participating securities	(85)	---	(23)	(121)
FFO as adjusted	$ 30,902	$ 25,442	$ 82,888	$ 70,815
FFO per share as adjusted	$ .70	$ .67	$ 2.04	$ 1.88

Excluding these charges, adjusted FFO for the third quarter and nine months ended September 30, 2009 would have been $0.70 and $2.04 per share respectively, while FFO for the third quarter and nine months ended September 30, 2008 would have been $0.67 and $1.88 per share respectively; representing an increase of 4.5% for the three months ended September 30, 2009 and an increase of 8.5% for the nine months ended September 30, 2009.

For the three months ended September 30, 2009, net income available to common shareholders was $2.3 million or $0.06 per share, as compared to $8.1 million, or $0.26 per share for the third quarter of 2008.  Net income available to common shareholders for the nine months ended September 30, 2009 was $41.6 million, or $1.20 per share compared to $12.1 million, or $0.38 per share, for the first nine months of 2008.  Net income available to common shareholders for certain periods in 2008 and 2009 were also impacted by the non-recurring charges described above.  Net income available to common shareholders for the nine months ended September 30, 2009 also includes a non-recurring gain of $31.5 million related to the acquisition of our partner’s interest in a shopping center previously held in a joint venture.

Net income and FFO per share amounts above are on a diluted basis.  FFO is a supplemental non-GAAP financial measure used as a standard in the real estate industry to measure and compare the operating performance of real estate companies.  A complete reconciliation containing adjustments from GAAP net income to FFO is included in this press release.

Third Quarter Highlights

•	Successfully completed 3,450,000 common share offering at a price of $35.50 per share, with net proceeds amounting to approximately $116.8 million

•	Received an upgrade from Moody’s Investor Service from Baa3 stable to Baa3 positive

•	24.3% debt-to-total market capitalization ratio, compared to 31.2% last year

•	4.63 times interest coverage ratio for the three months ended September 30, 2009 compared to 3.66 times last year

•	10.1% average increase in base rental rates on 1,113,000 square feet of signed renewals during the first nine months of 2009, compared to 17.6% year to date in 2008

•	37.4% average increase in base rental rates on 319,000 square feet of re-leased space during the first nine months of 2009, compared to 43.8% year to date in 2008

•	1.8% increase in same center net operating income for the first nine months, compared to 4.7% year to date last year

•	95.6% occupancy rate for wholly-owned properties, up 0.9% from June 30, 2009

•	$335 per square foot in reported same-space tenant sales for the rolling twelve months ended September 30, 2009

Steven B. Tanger, President and Chief Executive Officer, commented, “We are pleased with our operating results for the third quarter of 2009.  Overall, we have remained on plan during these difficult economic times.  Our third quarter adjusted funds from operations per share increased 4.5%; and, as planned, same center net operating income increased almost 2% during the first nine months of 2009.  In addition, we are excited to report that we have closed on our development site in Mebane, North Carolina and will begin construction immediately, with a targeted opening date in time for the 2010 holiday season.”

Balance Sheet Summary

On August 14, 2009, Tanger announced the successful completion of a public offering of 3,450,000 common shares at a price of $35.50 per share, including 450,000 common shares issued and sold upon the full exercise of the underwriters' overallotment option. BofA Merrill Lynch and Goldman, Sachs & Co. served as the joint book-running managers.  The net proceeds to the company from the offering, after deducting underwriting commissions and discounts and estimated offering expenses, were approximately $116.8 million.  The Company used the net proceeds from the offering to repay borrowings under its unsecured lines of credit and for general corporate purposes.

On September 22, 2009, Moody's Investors Service affirmed its Baa3 senior unsecured rating for Tanger Properties Limited Partnership, the operating partnership of Tanger Factory Outlet Centers, Inc, and revised the rating outlook for Tanger to positive from stable.  This rating action incorporates Tanger's stable performance throughout the economic downturn to date, overall defensive nature of outlet retailing, as well as the REIT's strong credit metrics in its rating category.

As of September 30, 2009, Tanger had a total market capitalization of approximately $2.4 billion including $580.5 million of debt outstanding, equating to a 24.3% debt-to-total market capitalization ratio.  As of September 30, 2009, 90.6% of Tanger’s debt was at fixed interest rates and the company had $54.0 million outstanding on its $325.0 million in available unsecured lines of credit.  During the third quarter of 2009, Tanger continued to maintain a strong interest coverage ratio of 4.63 times, compared to 3.66 times during the third quarter of last year.

Portfolio Operating Results

During the first nine months of 2009, Tanger executed 319 leases, totaling 1,432,000 square feet within its wholly-owned properties.  Lease renewals during the first nine months of 2009 accounted for 1,113,000 square feet, which represented approximately 74% of the square feet originally scheduled to expire during 2009, and generated a 10.1% increase in average base rental rates. Base rental increases on re-tenanted space during the first nine months averaged 37.4% and accounted for the remaining 319,000 square feet.

Same center net operating income increased 0.3% for the third quarter of 2009, and increased 1.8% for the first nine months of 2009, compared to 4.7% for the first nine months of 2008.  Reported tenant comparable sales for our wholly owned properties for the rolling twelve months ended September 30, 2009 decreased 2.0% to $335 per square foot.  However, reported tenant comparable sales for the three months ended September 30, 2009 increased 5.1%.  Reported tenant comparable sales numbers exclude our centers in Foley, Alabama and on Highway 501 in Myrtle Beach, South Carolina, both of which underwent major renovations during last year.

New Development

On October 14, 2009, Tanger closed on its development site in Mebane, North Carolina.  The company will begin construction of its center, totaling approximately 317,000 square foot immediately.  Currently, Tanger has signed leases, or leases out for signature for approximately 66% of the total gross leasable area.  With an estimated total cost of approximately $61.5 million, and an anticipated return on cost of between 10.5% and 11.0%, the company expects the center to be open in time for the 2010 holiday season.

2009 Per Share Guidance

Based on current market conditions and the strength and stability of its core portfolio, the company currently believes its net income available to common shareholders for 2009 will be between $1.39 and $1.45 per share and its FFO available to common shareholders for 2009 will be between $2.62 and $2.68 per share.  This represents an increase of approximately 7% from the company's previous FFO guidance.  The company’s earnings estimates do not include the impact of any potential future gains on the sale of land parcels or the impact of any potential sales or acquisitions of properties.  The following table provides the reconciliation of estimated diluted net income available to common shareholders per share to estimated diluted FFO available to common shareholders per share:

For the twelve months ended December 31, 2009:
	Low Range	High Range
Estimated diluted net income per share	$1.39	$1.45
Non-controlling interest, gain/loss on acquisition of real
estate, depreciation and amortization uniquely
significant to real estate including non-controlling
interest share and our share of joint ventures	1.23	1.23
Estimated diluted FFO per share	$2.62	$2.68

Third Quarter Conference Call

Tanger will host a conference call to discuss its second quarter results for analysts, investors and other interested parties on Wednesday, October 28, 2009, at 10:00 A.M. eastern time.  To access the conference call, listeners should dial 1-877-277-5113 and request to be connected to the Tanger Factory Outlet Centers Third Quarter Financial Results call.  Alternatively, the call will be web cast by CCBN and can be accessed at Tanger Factory Outlet Centers, Inc.'s web site at http://www.tangeroutlet.com/investorrelations/news/ under the News Releases section.

A telephone replay of the call will be available from October 28, 2009 starting at 11:00 A.M. Eastern Time through November 6, 2009, by dialing 1-800-642-1687 (conference ID # 35216518).  Additionally, an online archive of the broadcast will also be available through November 6, 2009.

About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc.(NYSE:SKT), a fully integrated, self-administered and self-managed publicly traded REIT, presently owns and operates 31 outlet centers in 21 states coast to coast, totaling approximately 9.2 million square feet of gross leasable area.  Tanger also operates two outlet centers containing approximately 950,000 square feet.  Tanger is filing a Form 8-K with the Securities and Exchange Commission that furnishes a supplemental information package for the quarter ended September 30, 2009. For more information on Tanger Outlet Centers, visit the company’s web site at www.tangeroutlet.com.

Estimates of future net income per share and FFO per share are by definition, and certain other matters discussed in this press release regarding our re-merchandising strategy, the renewal and re-tenanting of space, the development of new centers, tenant sales and sales trends, interest rates, funds from operations and coverage of the current dividend may be forward-looking statements within the meaning of the federal securities laws.  These forward-looking statements are subject to risks and uncertainties.  Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and local real estate conditions, the company’s ability to meet its obligations on existing indebtedness or refinance existing indebtedness on favorable terms, the availability and cost of capital, the company’s ability to lease its properties, the company’s inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition.  For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

TANGER FACTORY OUTLET CENTERS, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
REVENUES
Base rentals (a)	$44,160	$40,519	$130,512	$116,374
Percentage rentals	1,442	1,811	3,690	4,109
Expense reimbursements	19,069	18,277	56,662	51,447
Other income (b)	5,646	2,166	9,278	5,124
Total revenues	70,317	62,773	200,142	177,054
EXPENSES
Property operating	21,353	20,091	63,895	56,835
General and administrative	5,467	6,217	17,222	17,165
Executive severance (c)	10,296	---	10,296	---
Depreciation and amortization	20,213	15,320	60,262	45,593
Abandoned due diligence costs	---	587	---	587
Impairment charge (d)	---	---	5,200	---
Total expenses	57,329	42,215	156,875	120,180
Operating income	12,988	20,558	43,267	56,874
Interest expense (e)	(8,692)	(9,811)	(29,466)	(30,153)
Gain on early extinguishment of debt (f)	---	---	10,467	---
Gain on fair value measurement of previously
held interest in acquired joint venture (g)	---	---	31,497	---
Loss on settlement of US treasury rate locks	---	---	---	(8,910)
Income before equity in earnings (losses) of
unconsolidated joint ventures	4,296	10,747	55,765	17,811
Equity in earnings (losses) of unconsolidated
joint ventures	68	596	(1,346)	1,548
Net income	4,364	11,343	54,419	19,359
Noncontrolling interest in Operating Partnership	(407)	(1,621)	(7,938)	(2,473)
Net income attributable to
Tanger Factory Outlet Centers, Inc.	3,957	9,722	46,481	16,886
Preferred share dividends	(1,406)	(1,406)	(4,219)	(4,219)
Allocation of earnings to participating securities	(207)	(195)	(639)	(529)
Net income available to common shareholders
of Tanger Factory Outlet Centers, Inc.	$2,344	$8,121	$41,623	$12,138

Basic earnings per common share:
Income from continuing operations	$.06	$.26	$1.20	$.39
Net income	$.06	$.26	$1.20	$.39

Diluted earnings per common share:
Income from continuing operations	$.06	$.26	$1.20	$.38
Net income	$.06	$.26	$1.20	$.38

Funds from operations available to
common shareholders (FFO)	$23,983	$25,442	$81,174	$61,620
FFO per common share – diluted	$.54	$.67	$1.99	$1.63

(a) Includes straight-line rent and market rent adjustments of $644 and $957 for the three months ended and $2,221 and $2,924 for the nine months ended September 30, 2009 and 2008, respectively.

(b) Includes gain on sale of outparcel of land of $3,292 for the three and nine months ended September 30, 2009.

(c) Represents accelerated vesting of restricted shares and accrual of cash severance payment to Stanley K. Tanger who retired from the Company during September 2009.

(d) Represents FAS 144 “Accounting for the Impairment or Disposal of Long Lived Assets” charge for impairment of our Commerce I, Georgia center of approximately $5.2 million.

(e) In accordance with FSP APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”, the results of operations for all prior periods presented for which such instruments were outstanding have been restated.  Also, includes prepayment premium of $406 for the nine months ended September 30, 2008 related to the repayment of a mortgage which had a principal balance of $170.7 million.

(f) Represents gain on early extinguishment of $142.3 million of exchangeable notes which were retired through an exchange offering for approximately 4.9 million common shares in May 2009.

(g) Represents FAS 141R “Business Combinations” gain on fair value measurement of our previously held interest in the Myrtle Beach Hwy 17 joint venture upon acquisition on January 5, 2009.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(Unaudited)

	September 30,	December 31,
	2009	2008
	(Unaudited)	(Unaudited)
ASSETS:
Rental property
Land	$135,605	$135,689
Buildings, improvements and fixtures	1,349,310	1,260,243
Construction in progress	---	3,823
	1,484,915	1,399,755
Accumulated depreciation	(396,508)	(359,301)
Rental property, net	1,088,407	1,040,454
Cash and cash equivalents	4,401	4,977
Investments in unconsolidated joint ventures	9,569	9,496
Deferred charges, net	41,572	37,750
Other assets	32,646	29,248
Total assets	$1,176,595	$1,121,925

LIABILITIES AND EQUITY:
Liabilities
Debt
Senior, unsecured notes (net of discount of $917 and $9,137 respectively)	$256,293	$390,363
Mortgages payable (net of discount of $554 and $0, respectively)	35,246	---
Unsecured term loan	235,000	235,000
Unsecured lines of credit	54,000	161,500
Total debt	580,539	786,863
Construction trade payables	7,957	11,968
Accounts payable and accrued expenses	34,235	26,277
Other liabilities	28,864	30,914
Total liabilities	651,595	856,022

Commitments

Equity
Tanger Factory Outlet Centers, Inc. equity
Preferred shares, 7.5% Class C, liquidation preference $25 per share, 8,000,000 shares authorized, 3,000,000
shares issued and outstanding at September 30, 2009
and December 31, 2008	75,000	75,000
Common shares, $.01 par value, 150,000,000 shares authorized,
40,278,284 and 31,667,501 shares issued and outstanding
at September 30, 2009 and December 31, 2008, respectively	403	317
Paid in capital	595,240	371,190
Distributions in excess of earnings	(197,725)	(201,679)
Accumulated other comprehensive loss	(6,824)	(9,617)
Equity attributable to Tanger Factory Outlet Centers, Inc.	466,094	235,211
Equity attributable to noncontrolling interest in Operating Partnership	58,906	30,692
Total equity	525,000	265,903
Total liabilities and equity	$1,176,595	$1,121,925

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(in thousands, except per share, state and center information)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
FUNDS FROM OPERATIONS (a)
Net income	$4,364	$11,343	$54,419	$19,359
Adjusted for:
Depreciation and amortization uniquely significant to
real estate – consolidated	20,088	15,219	59,896	45,335
Depreciation and amortization uniquely significant to
real estate – unconsolidated joint ventures	1,239	635	3,628	1,938
Gain on fair value measurement of previously held
interest in acquired joint venture	---	---	(31,497)	---
Funds from operations (FFO)	25,691	27,197	86,446	66,632
Preferred share dividends	(1,406)	(1,406)	(4,219)	(4,219)
Allocation of earnings to participating securities	(302)	(349)	(1,053)	(793)
Funds from operations available to common
shareholders	$23,983	$25,442	$81,174	$61,620
Funds from operations available to common
shareholders per share – diluted	$.54	$.67	$1.99	$1.63

WEIGHTED AVERAGE SHARES
Basic weighted average common shares	38,063	31,129	34,552	31,059
Effect of exchangeable notes	7	487	7	487
Effect of outstanding options	75	123	79	149
Diluted weighted average common shares (for earnings
per share computations)	38,145	31,739	34,638	31,695
Convertible operating partnership units (b)	6,067	6,067	6,067	6,067
Diluted weighted average common shares (for funds
from operations per share computations)	44,212	37,806	40,705	37,762

OTHER INFORMATION
Gross leasable area open at end of period -
Wholly owned	9,222	8,823	9,222	8,823
Partially owned – unconsolidated	950	667	950	667

Outlet centers in operation -
Wholly owned	31	30	31	30
Partially owned – unconsolidated	2	2	2	2

States operated in at end of period (c)	21	21	21	21
Occupancy at end of period (c) (d)	95.6%	96.7%	95.6%	96.7%

(a)
FFO is a non-GAAP financial measure.  The most directly comparable GAAP measure is net income (loss), to which it is reconciled.  We believe that for a clear understanding of our operating results, FFO should be considered along with net income as presented elsewhere in this report.  FFO is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare one equity REIT with another on the basis of operating performance.  FFO is generally defined as net income (loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate and after adjustments for unconsolidated partnerships and joint ventures.  We caution that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by us may not be comparable to other similarly titled measures of other reporting companies.  FFO does not represent net income or cash flow from operations as defined by accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of operating performance or to cash flows from operations as a measure of liquidity.  FFO is not necessarily indicative of cash flows available to fund dividends to shareholders and other cash needs.

(b)
The convertible operating partnership units (noncontrolling interest in operating partnership) are not dilutive on earnings per share computed in accordance with generally accepted accounting principles.

(c)
Excludes Wisconsin Dells, Wisconsin property for the 2009 and 2008 periods which is operated by us through 50% ownership joint venture.  Excludes Myrtle Beach, South Carolina Hwy 17 property for the 2008 period during which period it was operated by us through a 50% ownership joint venture.  We acquired the remaining 50% interest in January 2009.  Excludes Deer Park, New York property for the 2009 periods which is operated by us through a 33.3% ownership joint venture.  The Deer Park property opened during October 2008.

(d)	Excludes our wholly-owned, non-stabilized center in Washington, Pennsylvania for the 2009 period.